September 21, 2012

Dear Shareholder,

This letter, which supplements the more formal letter in the enclosed proxy statement, is our simple explanation of why we are having a shareholder vote and asking for your support. At the Annual Meeting of Shareholders, to be held on Friday, December 21, 2012, you will consider two proposals: (i) a new investment advisory agreement between Madison/Claymore Covered Call & Equity Strategy Fund (the “Fund”) and Madison Asset Management, LLC (“Madison”); and (ii) the election of two nominees to the Board of Trustees. The Board of Trustees recommends that you vote “FOR” the proposals described in the proxy statement, and urges you to read the enclosed materials carefully.

We believe that a new investment advisory agreement with Madison is the best interests of the Fund and its shareholders in light of, principally, the following factors:

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The current portfolio managers of the Fund at Madison will continue to manage the Fund. Therefore, there is no expected change in the Fund’s risk posture or principal investment strategies. Madison will become the sole investment adviser, replacing the combination of Madison as investment manager and Guggenheim Funds Investment Advisors, LLC as investment adviser.

•
We expect shareholders to realize various benefits as a result of the proposed change described above, including a meaningful reduction in the Fund’s total annual operating expenses from 1.36%, which is Fund’s annual expense ratio for the year ended December 31, 2011, to 1.06% for at least two years.

Your investment in the Fund will not change as a result of the foregoing, as you will still own the same shares in the Fund. However, to achieve these results, we will need your vote FOR the proposals described in the proxy statement.

Our best regards,

Frank Burgess Ray                                                              DiBernardo, CFA
Portfolio Managers for the Madison/Claymore Covered Call & Equity Strategy Fund